JOSTENS, INC. AND SUBSIDIARIES
            EXHIBIT 2--AGREEMENT WITH FRED D. BJORK

March 31, 1994

BUSINESS RESTRICTED
PERSONAL AND CONFIDENTIAL

Mr. Fred D. Bjork
5855 Long Brake Trail
Edina, MN  55439

RE:  Separation Agreement

Dear Fred:

This  letter  when  signed  by  you  confirms the  mutual  Separation
Agreement ("Agreement")   we  have  reached  regarding  your
termination  of   employment with and retirement from Jostens, Inc.
("Jostens").

The terms of the Agreement are as follows:

1.    You  will resign effective as of April 1, 1994 as
  the Executive  Vice President  of  Jostens.   We
  understand that you intend to remain as a member of the Board of Directors of Jostens. Your current term expires in October, 1994.

2.    From  April  1,  1994 through May 31, 1994, you
  will  continue  your employment  with  Jostens as a
  consultant by making yourself  available  on an  as-
  needed  basis  to  the  company as  from  time  to  time
  reasonably requested  by  me.    This  understanding is
  based upon your dedicated, loyal and enthusiastic commitment to fulfilling the responsibilities assigned to you which we feel would be appropriate during this period. During this period you will receive all of your current benefits, perquisites and base salary.

3. You will continue to be eligible for your full potential bonus under your existing Executive Annual
  Bonus Plan for the full fiscal year 1994 (if any is earned). You will not be eligible for any annual bonus plans beyond FY'94.

4. Commencing June 1, 1994, you will receive separation payments based on your current base salary at an annual rate of $297,330 but payable semi-monthly over the next seven (7) month period.

5.    All  of  your  regular executive perquisites and
  employee  benefits, except   for  the  short  and
  long-term  disability  and  travel  accident insurance
  coverage  which you are currently receiving,  will
  continue  in the  same  manner as that of a full-time,
  active employee through  December 31,  1994.   This
  includes the following employee benefits  and  years
  of service  credit  as  if  you  were still a  full-
  time  active  employee  of Jostens:  health   and
  dental  coverage,  life   insurance,   continued
  eligibility  and  participation  in the Jostens,  Inc.
  Pension  Plan  "D", Jostens   Supplemental  Pension
  Program,  Jostens  Savings/Profit  Sharing Retirement
  Plan  and  the Executive Supplemental Retirement
  Agreement  on the  same  terms  and  conditions as
  apply to other  top  executive  senior officers  of
  Jostens.   You  and  your dependents  will  be
  eligible for retiree medical benefits on the same terms and conditions as apply to other top executive senior officers of Jostens.

6.   At the present time you have in effect two separate
  Long-Term Perfor mance Award Agreements with Jostens, making you eligible for possible award payments relating to FY 1994 and FY 1995, respectively. You will be eligible to receive payment (if any) pursuant to the terms of each of these agreements on a pro rata basis, based upon the time you are a fulltime employee of Jostens which for this purpose terminates on December 31, 1994.

7.     Effective  April  1, 1994, you will convert  to
  the  Company's current  executive  car  allowance
  program.   You  will  be  eligible   to receive
  fourteen (14) months of this allowance benefit payable over the nine month period ending in December, 1994.

8.    For  purposes  of  your Executive Supplemental
  Retirement  Agreement, Jostens' Pension   Plan  "D",
  Jostens'  Supplemental  Pension   Program, Jostens
  Savings/Profit  Sharing  Retirement  Plan,  and
  Jostens-provided life,  health  and dental coverages,
  we will consider your retirement  date from  Jostens
  to  be  effective as of December  31,  1994.   Any
  benefits under this item 8 (or under item 5) which cannot be paid under the terms of the applicable plan shall instead be paid directly by Jostens.
  Attached hereto as Exhibit A is a schedule setting out the agreed upon retirement benefit amount calculated under the plans designated thereon.

9.    To  assist you in obtaining possible alternative
  employment,  Jostens will  pay  you  up  to  Twelve
  Thousand Dollars  ($12,000)  for  employment
  assistance  services.  This payment will be made
  directly  to  you  to  pay to   organizations
  providing   re-employment   assistance,   outplacement
  services, search firms, employment agencies or firms which might be providing services for you in seeking other employment.

10. You will be eligible to continue your financial planning benefit on the same basis as it has been provided to you in the past through December
  31, 1994.

11.   Until  April  1,  1994,  you  will  continue  to
  be  considered   an executive  officer  of  Jostens
  for federal securities rules reporting purposes and, therefore, you will continue to be subject to the same reporting requirements as you have been obligated to follow in the past.

12.   For  purposes  of  your vesting and exercise
  rights  for   the  stock option  grants  you  have
  been awarded in Jostens stock, you will be considered a full-time active employee of Jostens through December 31, 1994, which date will be considered your effective retirement date.

13.   In  consideration  for what Jostens has agreed  to
  provide  you   as identified above, you agree:

a. That you will not, subsequent to your employment with Jostens, divulge, furnish, or make accessible to anyone any confidential proprietary information of Jostens or any of its subsidiary or affiliated companies.

b. That you will not solicit or entice current Jostens employees or sales representatives to accept employment with you or any new employer with whom you may become associated.

c. That, until June 1, 1996, you will not directly or indirectly, become employed by, act as an agent for, or establish your own business in competition with any products or services of Jostens or any of its subsidiaries. Should you breach this paragraph, Jostens shall be entitled to terminate any unpaid monies that may be due you under item 4 of this Agreement and shall have the right to recover any payments made to you under item 4 of this Agreement during such breach. The only other competition restrictions that will apply to you are the provisions of Section 11 of the Executive Supplemental Retirement Agreement, which shall apply only to payments under that agreement.

d. You agree to release and forever discharge Jostens, its officers, directors, agents and employees from and to waive all causes of action, damages, liability and claims of whatever nature relating to or arising out of your employment with Jostens and the cessation of that employment including, but not limited to, claims under federal, state, or local discrimination laws, and the Age Discrimination in Employment Act, provided however, that nothing herein shall release or discharge Jostens or you from obligations under this Agreement or which arise after the date you sign this Agreement.

e. To return all company property not otherwise provided for herein, including keys, credit cards, and cash advances before May 31, 1994.

14.   You  will use your best efforts to defend your
  interests and Jostens in any  pending litigation,
  including, but not limited to Ross  Larson    v. Jostens,  Inc., et al.,
  and will cooperate with Jostens and  its  attorneys to  that end.
  At Jostens' request, you also will cooperate with Jostens in any future claims or lawsuits involving
  Jostens where you have knowledge of the underlying facts. Jostens agrees to indemnify and hold you harmless from any and all claims or actions brought against you based upon your service as an officer or employee of Jostens, to the full extent permitted by and in the manner permissible under Minnesota law.
  Specifically, Jostens will continue to defend and indemnify you in the matter of Ross Larson v. Jostens, et al.

15.      Jostens  will require any successor (whether
  direct or  indirect,        by purchase,  merger,
  consolidation or otherwise) to all or substantially all of the business and/or assets of Jostens to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Jostens would be required to perform if no such succession had taken place.

  This  Agreement  shall  inure  to the benefit  of and be
  enforceable by your personal or legal representatives,
  executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should  die  while  any  amounts
  would still be payable  hereunder  as   if you   had   continued   to
  live,  all  such  amounts,   unless otherwise
  provided  herein,  shall  be paid in accordance with the
  terms  of  this Agreement   to  your wife  or, if  there
  be  no  such  wife, to your estate.

16.      This  Agreement  contains the entire agreement
  and  understanding         of the  parties  and  no
  representations have been made  or  relied  upon      by
  either party other than those that are expressly set forth herein. This Agreement may not be altered, modified or amended unless done in writing and signed by you and an officer of Jostens.

     You  acknowledge  that  you  have  been given up  to twenty-
     one  (21) days  to consider   this   Agreement and have
     been   advised   and have had the opportunity to consult
     legal counsel of your own choosing concerning this Agreement and that you have entered into it of your own free will and without compulsion.

     You  have  the  right  to  rescind  that portion
     of this  waiver  and  release which     deals  with
     charges or  claims  brought  pursuant  to  the Minnesota Human
     Rights  Act  or  the  Age  Discrimination  in
     Employment  Act   within fifteen   (15)   days from
     the  date  you  sign  this    Agreement.  To be effective,
     this  recision  must be in writing  and hand  delivered
     or  mailed to  Jostens,  Inc.  to the attention of
     Orville E.  Fisher,  Jr.  within the 15 day  period.  If
     mailed,  the recision must be  post marked  within  the 15 day  period,  and be  properly addressed  to  Jostens,
     Inc.,  5501 Norman Center Drive,   Minneapolis,  Minnesota
     55437, Attention: Orville    E. Fisher,  Jr.  and  sent  by certified
     return receipt  requested.   Recision of the
     release   will   result  in  cessation  of  all
     payments   and   benefits provided by Jostens pursuant hereto.

     If  this  Agreement  and  the  conditions contained herein
     are  agreeable to you,   please sign  and return  this
     letter to me within twenty-one (21) days or as soon as possible, thereby noting your knowing and voluntary agreement.

Sincerely,

/s/ Robert C. Burhmaster
Robert C. Buhrmaster


RCB/jo
Attachment

AGREED AND APPROVED:

/s/ Fred D. Bjork                 Dated:   4/19/94
Fred D. Bjork